Exhibit 99.1

Uranium Resources, Inc. Signs Letter of Intent for Exploration Agreement with Cameco Resources to Explore Texas Properties

LEWISVILLE, Texas--(BUSINESS WIRE)--November 4, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that it has signed a non-binding letter of intent (LOI) with Power Resources, Inc. d/b/a Cameco Resources (CR), a subsidiary of Cameco (NYSE: CCJ), for a three-phase exploration program funded by CR and an option for a production joint venture on a large ranch in South Texas. The agreement is contingent upon URI successfully completing a three-year lease option agreement with the land owner as well as the negotiation and execution of final definitive agreements between URI and CR.

Don Ewigleben, President and CEO of URI, commented, “This LOI is a major step forward with our strategy to build our resource base in both Texas and New Mexico, to partner with major industry organizations in order to create greater value more rapidly and to demonstrate the breadth and depth of our experience in the uranium mining industry.

“We believe there is significant uranium potential in Texas, and we have the record to prove uranium can be mined and produced safely given our strong focus on health, safety and the environment. Using the in situ recovery (ISR) process, we have produced over 8 million pounds of uranium in Texas since we began production in 1977. We have two processing facilities with total capacity for over 1.6 million pounds of uranium per year, and we are the only uranium company in the United States with the experience of approved restoration of an ISR mining operation.”

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico, as well as a NRC license to produce up to 1 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media
Uranium Resources, Inc.
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer